Exhibit 10.1.8.5
CONSOLIDATED EDISON, INC.
[YEAR] Time-Based Long Term Incentive Plan Award for Officers

Consolidated Edison, Inc. (“CEI” or the “Company”) hereby grants an Award of Time-based Restricted Stock Units (the “Units”) to «FirstName» «LastName» (the “Employee”) under the CEI Long Term Incentive Plan, effective as of May 20, 2013, as may be amended from time to time (the “Plan”) as follows:

Date of Grant	Units Granted	Vesting Date
[DATE]	[###]	[DATE]
This Award is subject to the terms and conditions set forth herein and in the Plan. The terms of this Award are subject in all respects to the provisions of the Plan, which are incorporated herein by reference. All capitalized terms not otherwise defined herein shall have the same meanings as set forth in the Plan.
Each Unit shall represent the right, upon vesting, to receive one Share of Common Stock (“Share”).
1.    Consequences of Separation from Service and Death.
In the event of the Employee’s separation from service with the Company and its affiliates as determined under the default provisions of Code Section 409A (“Separation from Service”) or upon his/her death during the Vesting Period, the Employee’s rights will be as set forth below:
a.If the Employee incurs a Separation from Service other than by reason of Retirement,1 Disability or death, or a Separation from Service while on an approved leave of absence (a “Leave Separation”) during the Vesting Period, his/her Units will be cancelled and completely forfeited without payment.
b.If the Employee dies during the Vesting Period, payment (if any) of his/her Units will be prorated based on his or her actual period of Service from the beginning of the Vesting Period to the Employee’s date of death. The Employee’s estate shall receive payment of the Units within 90 days following receipt of appropriate documentation.
c.If the Employee incurs a Separation from Service by reason of Retirement or Disability during the Vesting Period, then payment (if any) of his/her Units will be prorated based on the actual period of Service from the beginning of the Vesting Period to the date of the Employee’s Disability or Retirement. The Employee, or if the Employee is legally incapacitated, the Employee’s legal representative, shall receive payment of the Units as soon as practicable following the end of the Vesting Period; provided that payment will be made no later than [PAYMENT DATE].
1 For purposes of Section 1, Retirement means any Officer who retires on or after attaining age 55 with at least 5 years of Service.

d.If the Employee incurs a Separation from Service by reason of a Leave Separation during the Vesting Period, then payment (if any) of his/her Units will be prorated based on the actual period of Service during the Vesting Period to the date of the Employee’s Separation from Service; provided, however, that if the Employee returns to employment with the Company or its affiliates during the Vesting Period, his/her Units will be recalculated based on his/her actual period of Service including the period during which the Employee is on an approved leave of absence. The Employee, or if the Employee is legally incapacitated, the Employee’s legal representative, shall receive payment of the Units as soon as practicable following the end of the Vesting Period; provided that payment will be made no later than [PAYMENT DATE].
2.    Form of Payout. The Units will be paid in a lump sum, in Shares, pursuant to an election made by the Employee on a form prescribed by Vice President of Human Resources of Consolidated Edison Company of New York, Inc. (the “Vice President”). Employees may defer the right to convert the Units into Shares. The Employee’s election will be effective only when filed with Human Resources prior to December 31 of the year before the Date of Grant, and shall be subject to the Committee’s discretion.
3.Unfunded Promise to Pay. Units represent general, unsecured liabilities of the Company and shall not confer any right, title or interest in any assets of the Company or its affiliates and does not require a segregation of any assets of the Company or its affiliates.

4.    Voting and Dividend or Dividend Equivalent Rights.
a.The Employee shall not be entitled to any voting rights or Dividends with respect to the Units awarded.
b.The Employee shall not be entitled to any Dividend Equivalent payments on any deferred Units until the first record date after the Committee has approved the payment of the Award.
c.Dividend Equivalent payments on all deferred Units will be re-invested on the Dividend Payment Date, which is the date CEI pays any dividend on outstanding Shares.
5.    No Right to Continued Employment. Nothing contained herein shall constitute a contract of employment between the Company or its affiliates and the Employee, and this Agreement shall not be deemed to be consideration for, or a condition of, continued employment of the Employee or affect any right of the Company or its affiliates to terminate the Employee’s employment.
6.    Leave of Absence. If the Employee is officially granted a leave of absence for illness, military or governmental service or other reasons by the Company or its affiliates, for purposes of this Award, such leave of absence shall not be treated as a Separation from Service except to the extent required pursuant to Section 409A.

7.    Payment. Subject to any deferral election and except as provided in Section 2 herein, the Company shall pay the Employee the Shares as soon as practicable following the end of the Performance Period; provided that payment will be made no later than [PAYMENT DATE].
8.    Transferability. Except as may otherwise be authorized by the Committee in accordance with the Plan, the Units shall not be subject to alienation, sale, transfer, assignment, pledge, encumbrances, attachment execution, levy garnishment or other legal process by creditors of the Employee, the Employee’s estate or by the Employee. Any attempted transfers shall be null and void and of no effect.
9.    Tax Withholding. Pursuant to such methodology as determined by the Committee, the Company or its affiliates shall have the authority to make such provision and take such steps as it deems necessary or appropriate for the withholding of any taxes that the Company or its affiliates is required by law or regulation of any governmental authority, whether federal, state or local, domestic or foreign, to withhold in connection with the Units, including allowing the Employee who is receiving a payout in Shares to cancel sufficient Shares to cover his or her tax liability.
10.    Administration. Except as otherwise expressly provided in the Plan, the Plan Administrator shall have full and final power and authority with respect to this Agreement as it has with respect to the Plan. Any interpretation of this Agreement by the Plan Administrator and any decision made by the Plan Administrator with respect to this Agreement shall be final and binding on all parties. References to the Plan Administrator in this Agreement shall be read to include a reference to any delegate of the Plan Administrator.
11.    Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to Units by electronic means or request the Employee’s consent to participate in the Plan by electronic means. The Employee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
12.    Amendment. The Committee may at any time and from time to time alter, amend, suspend or terminate the Plan, this Agreement or the Units, in whole or in part, as it may deem advisable, except no such action (i) that would require the consent of the Board and/or the stockholders of CEI pursuant to any Applicable Laws, the listing requirement of any national securities exchange or national market system on which are listed any of CEI’s equity securities shall be effective without such consent; and (ii) may be taken without the written consent of the Employee, which materially adversely affects his or her rights concerning the Units, except as such termination, suspension or amendment of this Agreement is required by Applicable Laws.
13.    Code Section 409A.
a.    The Plan and this Agreement are intended to satisfy the applicable requirements of Section 409A or an applicable exemption to Section 409A and shall be administered and interpreted consistent with such intent. If the

Committee determines in good faith that any provision contained in the Plan or herein does not satisfy such requirements or could cause any person to recognize additional taxes, penalties or interest under Section 409A, or could otherwise contravene the applicable provisions of Section 409A, the Committee will modify, to the maximum extent practicable, the original intent of the applicable provision without violation of the requirements of Section 409A (“Section 409A Compliance”), and, notwithstanding any provision herein to the contrary, the Committee shall have broad authority to amend or to modify this Agreement, without advance notice to or consent by any person, to the extent necessary or desirable to ensure Section 409A Compliance. Any determination by the Committee shall be final and binding on all parties.
b.    Notwithstanding anything in the Plan or herein to the contrary, if the Employee is a “specified employee” for purposes of Section 409A, as determined under the Company’s established methodology for determining specified employees, on the date on which the Employee incurs a Separation from Service, any payment hereunder that is deemed to be a “deferral of compensation” subject to Section 409A and is payable on the Employee’s Separation from Service shall be paid or commence to be paid during the month immediately following the expiration of the six month period measured from the Employee’s Separation from Service, provided, however, that a payment delayed pursuant to this clause (b) shall commence earlier in the event of the Employee’s death prior to the end of the six-month period.
14.    Recoupment of Awards. The Employee’s Units are subject to the Company’s Recoupment Policy, as amended from time to time or any Company recoupment policies or procedures that may be required under Applicable Laws.
a.    Under this Recoupment Policy, appropriate actions, as determined by the Committee, will be undertaken by the Company to recoup the Excess Award Amount, as defined below, received by the Employee when:
1.The Audit Committee of CEI determines that CEI is required to prepare an accounting restatement due to its material noncompliance with any financial reporting requirement under the securities laws (a “Restatement”);

2.The Employee received the Units during the three-year period preceding the date on which CEI is required to prepare a Restatement; and

3.The amount of the Units received by the Employee, based on the erroneous data, was in excess of what would have been paid to the Employee under the Restatement (the “Excess Award Amount”).

b.    As consideration for the receipt of the Units, the Employee agrees that any prior Award granted under the terms of the Plan or any prior long-term incentive plan of the Company is subject to this Recoupment Policy.

15.    Miscellaneous. In the event of a conflict between this document and the Plan, the terms and conditions of the Plan shall control. The Employee may request a copy of the Plan from the Vice President at any time.
By accepting this Award in accordance with the procedures established by the Company, the Employee has indicated that he/she has received, read, understood and accepted the terms, conditions and restrictions of this Agreement and the Plan and he/she consents to, the terms of this Award and any actions taken under the Plan by CEI, the Board, the Committee or the Plan Administrator.

________________________________
    «FirstName» «LastName»

50015216.1
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